Exhibit 99.1

Report to Stockholders: For the Period Ending June 29, 2003

Dear Stockholders:

Your Company reported net income for the second quarter of 2003 of $11.9 million or $1.32 per share compared to net income of $10.8 million or $1.23 per share for the second quarter of 2002. The results of the second quarter and first six months of 2003 were favorably impacted by a $3.1 million income tax benefit resulting from the completion of a tax audit. For the first six months of 2003, net income was $13.3 million or $1.47 per share compared to $14.2 million or $1.61 per share for the same period of 2002.

Net sales in the second quarter of 2003 declined by 3.4% as bottle/can volume decreased 4.3% and average revenue per unit increased about 1%. The decline in bottle/can volume was primarily attributable to unseasonably wet and cool weather across the Company’s territories as well as higher retail pricing by several of the Company’s large customers. In addition, the unseasonable weather conditions dampened sales in the higher margin immediate consumption market. For the first half of 2003, net sales decreased by 1.3% as bottle/can volume declined by 1.9% and average revenue per unit was flat. Primarily as a result of the changes in net sales, income from operations declined by 19% and 24% in the second quarter and first half of 2003, respectively.

Selling, general and administrative expenses increased only 3% in the first six months of 2003 and were flat in the second quarter of 2003, as compared to the respective prior periods, despite higher wage rates and significant increases in pension and casualty insurance expenses. Interest expense declined by 8% and 11% in the second quarter and first half of 2003 as compared to the comparable periods in the prior year due to lower average interest rates and lower debt balances. We believe that interest expense will approximate $43 million in 2003 or $6 million lower than last year.

The Company reduced total debt and capital lease obligations by more than $11 million over the past 12 months despite the $53.5 million acquisition of an additional 22.7% interest in Piedmont  Coca-Cola Bottling Partnership at the end of March 2003.

We are pleased with the initial sales results for Sprite Remix, which was introduced in the second quarter of 2003. In addition, the Company continues to innovate with new packaging. The Company introduced a 390 ml PET package for the immediate consumption market in the second quarter of 2003 and recently has introduced 12-ounce PET bottles in Fridge Packs™ for the take home market in a portion of the Company’s territories. We are excited about the prospects for additional volume and gross margin from these two new packages as well as additional new packaging in the near future.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited June 29, 2003	Dec. 29, 2002	Unaudited June 30, 2002
Assets
Current Assets:
Cash	$7,272	$18,193	$8,667
Trade accounts receivable, net	84,858	79,548	93,548
Accounts receivable, other	15,356	29,993	21,339
Inventories	40,114	38,648	42,020
Other current assets	8,565	4,588	7,404

Total current assets	156,165	170,970	172,978

Property, plant and equipment, net	461,707	466,840	472,790
Leased property under capital leases, net	44,342	44,623	48,532
Goodwill and other intangibles, net	632,057	612,925	614,347
Other assets	60,912	58,167	73,376

Total	$1,355,183	$1,353,525	$1,382,023

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$39	$31	$215,631
Current portion of obligations under capital leases	4,091	3,960	4,777
Accounts payable and accrued expenses	147,926	151,884	153,874

Total current liabilities	152,056	155,875	374,282

Deferred income taxes	158,874	155,964	164,485
Other liabilities	99,534	95,488	92,026
Obligations under capital leases	42,182	42,066	42,123
Long-term debt	825,078	807,725	620,125

Total liabilities	1,277,724	1,257,118	1,293,041

Minority interest	32,832	63,540	59,356
Stockholders’ equity	44,627	32,867	29,626

Total	$1,355,183	$1,353,525	$1,382,023

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2003	2002	2003	2002
Net sales	$318,165	$329,512	$593,365	$601,130
Cost of sales	164,505	170,068	304,811	307,212

Gross margin	153,660	159,444	288,554	293,918

Selling, general and administrative expenses	106,789	106,757	208,914	203,169
Depreciation expense	19,282	18,857	38,297	36,842
Amortization of intangibles	767	686	1,465	1,373

Income from operations	26,822	33,144	39,878	52,534
Interest expense	10,916	11,877	21,287	24,017
Other income (expense), net	(246)	(650)	(445)	(1,549)
Minority interest	1,142	2,764	1,258	3,523

Income before income taxes	14,518	17,853	16,888	23,445
Income taxes	2,618	7,070	3,581	9,284

Net income	$11,900	$10,783	$13,307	$14,161

Basic net income per share	$1.32	$1.23	$1.47	$1.61
Diluted net income per share	$1.32	$1.21	$1.47	$1.60

Weighted average number of common shares outstanding	9,043	8,784	9,043	8,779
Weighted average number of common shares outstanding — assuming dilution	9,043	8,880	9,043	8,869

Cash dividends per share
Common Stock	$.25	$.25	$.50	$.50
Class B Common Stock	$.25	$.25	$.50	$.50

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission or Quarterly Reports on Form 10-Q are available without charge upon written request to David V. Singer, Executive Vice President, Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

FORWARD-LOOKING STATEMENTS

This Report to Stockholders, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to: the expectation for interest expense for 2003 and the introduction of new packaging in the future. These statements and expectations are based on the current available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Events or uncertainties that could adversely affect future periods include, without limitation: lower than expected net pricing resulting from increased marketplace competition; changes in how significant customers market our products; an inability to meet performance requirements for expected levels of marketing funding support payments from The  Coca-Cola Company; reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts; the inability of our aluminum can or PET bottle suppliers to meet our demand; material changes from expectations in the cost of raw materials; higher than expected fuel prices; adverse weather conditions; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; changes in financial markets; an inability to meet projections in acquired bottling territories and unfavorable interest rate fluctuations.